UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

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Hawk Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 annual meeting of stockholders of Hawk Corporation, on May 19, 2009, starting at 9:00 A.M. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors and the approval of our annual incentive plan as performance-based compensation.  In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us.  Whether or not you plan to attend the annual meeting, please vote by following the instructions in this proxy statement or the notice of internet availability of proxy materials that was mailed to you to ensure your representation at the meeting.  You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Hawk Corporation, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

RONALD E. WEINBERG

Chairman of the Board and Chief Executive Officer

HAWK CORPORATION

200 PUBLIC SQUARE

SUITE 1500

CLEVELAND, OHIO 44114

__________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2009

TO THE STOCKHOLDERS OF HAWK CORPORATION:

The annual meeting of stockholders of Hawk Corporation, a Delaware corporation, will be held on May 19, 2009, at 9:00 A.M. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, for the following purposes:

1.

To elect directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified (Proposal One);

2.

To approve our annual incentive plan as performance-based compensation for our executive officers (Proposal Two); and

3.

To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on March 23, 2009 are entitled to vote at the annual meeting.

All stockholders are cordially invited to attend the meeting in person.  However, to insure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience.  Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

BYRON S. KRANTZ

Secretary

HAWK CORPORATION

__________

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 19, 2009

This proxy statement and our annual report for the fiscal year ending December 31, 2008 are available on our website at www.hawkcorp.com.

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2009 annual meeting of stockholders to be held on May 19, 2009, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying chairman’s letter, notice and proxy card, together with our annual report to stockholders for the year ended December 31, 2008, are being sent to our stockholders beginning on or about April 17, 2009.

                                             Questions and Answers

Q:        When and where is the annual meeting?

A:        Our 2009 annual meeting of stockholders will be held on May 19, 2009, at 9:00 a.m. local time at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114.

Q:        What are stockholders voting on?

A:        Proposal One –Election of five directors (Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp, Richard T. Marabito and Dan T. Moore, III), and

           Proposal Two – Approval of our annual incentive plan as performance-based compensation for our executive officers.

           If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Byron S. Krantz or Marc C. Krantz to vote on any such additional proposal.

Q:        Who is entitled to vote?

A:        Our record date is March 23, 2009.  Only holders of our Class A common stock as of the close of business on March 23, 2009 are entitled to vote.  Each share of Class A common stock is entitled to one vote.

Q:        How do stockholders vote?

A:        Sign and date each proxy card you receive and return it in the prepaid envelope.  If you do not mark any selections, your proxy card will be voted in favor of the proposals.  You have the right to revoke your proxy any time before the meeting by:

•        notifying our secretary,

•        voting in person, or

•        returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Byron S. Krantz or Marc C. Krantz will vote FOR the nominated directors and FOR the approval of our annual incentive plan on your behalf.

Q:        Who will count the vote?

A:        Representatives of National City Bank, our transfer agent, will tabulate the votes.  Thomas A. Gilbride, vice president — finance and treasurer, and Joseph J. Levanduski, vice president — chief financial officer, will be responsible for reviewing the vote count as election inspectors.

Q:        What shares are included on the proxy card and what does it mean if a stockholder gets more than one proxy card?

A:        The number of shares printed on your proxy card(s) represents all your shares under a particular registration.  Receipt of more than one proxy card means that certain of your shares are registered differently and are in more than one account.  Sign and return all proxy cards to ensure that all your shares are voted.

            If you are or were an employee and have shares credited to your 401(k) account held in custody by the trustee, Prudential Bank and Trust, FSB, you will receive a separate proxy card for those shares.  The shares in your 401(k) account will be voted in accordance with your instructions.  If your proxy card relating to the shares in your 401(k) account is signed, but does not indicate your voting preferences, we have been advised by the plan administrator and the plan trustee that your shares will be voted FOR the nominated directors and FOR the approval of the annual incentive plan for our executive officers on your behalf.

Q:        What constitutes a quorum?

A:        As of the record date, 8,620,251 shares of our Class A common stock were outstanding.  A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting.  If you submit a properly executed proxy card, then you will be considered part of the quorum.  If you are present or represented by a proxy at the annual meeting and you abstain, your abstention will have the same effect as a vote against the approval of the annual incentive plan (Proposal Two).  “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.  A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.  “Broker non-votes” are not counted for purposes of electing directors (Proposal One).

Q:        Who can attend the annual meeting?

A:        All stockholders as of the record date, March 23, 2009, can attend.

Q:        What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?

A:        Together, they own 2,853,455 shares of our Class A common stock, or 33.1% of the stock entitled to vote at the annual meeting.  (See pages 41 through 42 for more details.)

Q:        Who are our largest principal stockholders?

A:        •     Ronald E. Weinberg, our chairman of the board and chief executive officer, owns 1,273,998 shares of our Class A common stock, or 14.8% of the stock entitled to vote at the annual meeting.

•    Norman C. Harbert, our chairman emeritus of the board and founder, owns 1,122,312 shares of our Class A common stock, or 13.0% of the stock entitled to vote at the annual meeting.

Q:        When is a stockholder proposal due for our next annual meeting?

A:        In order to be considered at next year’s annual meeting, stockholder proposals must be submitted in writing by December 30, 2009, to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114, and must be in accordance with the requirements of our bylaws, as amended, and Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act).  (See page 44 for more details.)

Q:        How does a stockholder nominate someone to be a director of Hawk?

A:        Any stockholder may recommend any person as a nominee for director by writing to Byron S. Krantz, Secretary, Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.  Our nominating committee will review any nominees recommended to it by stockholders in accordance with the guidelines outlined in Hawk’s nominating committee charter which is available on our website at www.hawkcorp.com.  Recommendations for directors by stockholders for next year’s annual meeting must be received no earlier than February 18, 2010 and no later than March 20, 2010, and nominations must be in accordance with the requirements of our bylaws, as amended.  (See pages 44 through 45 for more details.)

Q:        Who pays for the solicitation expenses?

A:        The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Hawk.  In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means and we may pay persons holding shares for others their expenses for sending proxy materials to their customers.  No solicitation will be made other than by our directors, officers and employees.

PROPOSAL ONE

ELECTION OF DIRECTORS

At this annual meeting, eight directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.  You are being asked to elect five of eight directors at this annual meeting.

Nominees for election this year by you are Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp, Richard T. Marabito and Dan T. Moore, III.  Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute.  In the latter event, shares represented by proxies may be voted for a substitute director.

The affirmative vote of the holders of a plurality of the shares of Class A common stock present in person or represented by proxy at the annual meeting is needed to elect directors.

The board of directors recommends that you vote FOR Mr. Berlin, Mr. Bishop, Mr. Kemp, Mr. Marabito and Mr. Moore.

The terms of our Series D preferred stock provide the holders of the Series D preferred stock with the right to elect a majority of the board of directors.  The holders of the Series D preferred stock are Ronald E. Weinberg, Norman C. Harbert, Byron S. Krantz and their family limited partnerships.  The holders have determined to elect only three directors at the annual meeting and expressly reserve, and do not waive, their rights to elect a majority of the board of directors.  The holders have determined to re-elect Ronald E. Weinberg, Norman C. Harbert and Byron S. Krantz.  The holders of the Series D preferred stock are parties to an agreement governing the voting and disposition of all shares of our voting stock (which includes both our Class A common stock and Series D preferred stock) of which they are the legal or beneficial owners.  For a more detailed description, see “Stockholders’ Agreement” beginning on page 42.

PROPOSAL TWO

APPROVAL OF THE ANNUAL INCENTIVE PLAN

AS PERFORMANCE-BASED COMPENSATION FOR

OUR EXECUTIVE OFFICERS

We have continued to study the impact of Section 162(m) of the Internal Revenue Code (the code) on our executive compensation plans.  At last year’s annual meeting of stockholders, you approved an annual incentive plan for our executive officers.  We have decided to adopt a new annual incentive plan for our executive officers.  The compensation committee believes that the new annual incentive plan provides greater flexibility in establishing performance-based incentive compensation for our executive officers.  If approved at this meeting, this annual incentive plan will replace the annual incentive plan approved at last year’s annual meeting and will have a term of five years.

Our board believes that the annual incentive plan has been, and will continue to be, necessary because it enables us to attract, retain and motivate our executive officers and to align their interests with our stockholders.  This annual incentive plan is intended to meet the requirements of Section 162(m) of the code for performance-based compensation.  A summary of the basic features of the annual incentive plan is set forth below.  This summary is subject to the specific provisions contained in the full text of the annual incentive plan attached as Annex A to this proxy statement.

Section 162(m) of the code generally limits to $1.0 million the amount that a publicly-held corporation is allowed to deduct each year for the compensation paid to its chief executive officer and the three most highly compensated executive officers other than the chief executive officer or the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit if it satisfies certain requirements of Section 162(m) regulations including, but not limited to, the following requirements:

•

the award is payable on account of the attainment of one or more pre-established, objective performance goals,

•

the performance goals are established by a committee of our board that is comprised solely of two or more outside directors,

•

the material terms of the compensation and the performance goals are disclosed to and approved by stockholders before payment, and

•

the committee certifies that the performance goals have been satisfied before payment of any performance-based compensation is made.

In order to continue the Section 162(m) exemption, our stockholders will need to re-approve the terms of the performance-based awards once every five years, or sooner if the compensation committee changes the material terms from those already approved by our stockholders.

Performance goals are the objective corporate performance goals considered by our compensation committee that may include the attainment of one or more of the following: earnings before interest, taxes, depreciation and amortization (EBITDA)(before consideration of all incentive compensation expense), earnings per share from continuing operations, internal growth, new business awards, new product development, economic value added, operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the short or long term success of the company.  The compensation committee may not adjust upwards the amount payable pursuant to an award, nor may it waive the achievement of the applicable performance goals except in the case of a change in control of the company or the death or disability of a participant.

Purpose.  The purpose of the annual incentive plan is to attract, retain, and reward highly-qualified executives who are important to our success and to provide incentives relating directly to our financial performance and long-term growth.

Eligibility.  All executive officers as determined by the compensation committee are eligible to receive awards under the annual incentive plan.  Awards granted to certain covered employees, defined in the code as our chief executive officer and our other most highly compensated executive officers, that are in excess of $1.0 million per year will be deductible as performance-based compensation under Section 162(m), if approved by our stockholders at this annual meeting.

Administration.  The annual incentive plan will be administered by our compensation committee, each member of which is an “outside director” within the meaning of Section 162(m).  The compensation committee has the authority to interpret the annual incentive plan and the awards, to proscribe, amend and rescind rules and regulations relating to the annual incentive plan and the awards and to make all other determinations deemed necessary or advisable for the administration of the annual incentive plan and the awards.  The determinations of the compensation committee pursuant to its authority under the annual incentive plan and the awards will be conclusive and binding.

Summary of Material Terms.

Awards.  The compensation committee may make incentive awards to our executive officers with respect to each calendar year, subject to the terms and conditions set forth in the annual incentive plan.

Within 90 days after the commencement of each year, our compensation committee will, in writing, select the participants for the year and set the objective corporate performance goals and overall incentive award opportunities for each participant for that year.  In addition, the committee will establish individual goals for each participant which may contain corporate, business unit and individual performance objectives.  No participant will receive an award under the plan in any plan year of more than $4.0 million.  The method used to determine awards shall be stated in terms of objective formulas that preclude discretion to increase the amount of the award that would otherwise be due upon the attainment of the performance goals.  No provision in the plan shall preclude the committee from decreasing the amount of any award.

Award Payment and Reduction.  After the end of the year, the compensation committee will certify, in writing, prior to the payment of any incentive award, whether and to what extent the corporate performance goals have been achieved for that year.  Notwithstanding the attainment of the objective corporate performance goals, the compensation committee will have the discretion to reduce or eliminate (but not increase) any award amount based on an assessment of the individual participant’s performance against the individual goals established for that participant.

Payments under the annual incentive plan will be made no later than March 15 of the calendar year following the end of each plan year.  Payment of any award under the plan shall be made in cash.

Awards may be voluntarily deferred, in whole or in part, by the participant pursuant to our nonqualified deferred compensation plan if the participant files a timely deferral election with the company in compliance with our deferred compensation plan and Section 409A of the code.

Whenever payments are to be made under the annual incentive plan, we will withhold an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

The amount of the awards to be paid in the future pursuant to the annual incentive plan is dependent on our future profitability and is undeterminable.  For information on the annual incentive plan compensation paid to our executive officers in 2008 and the target awards for our executive officers for 2009, see “Executive Compensation – Compensation Discuss and Analysis” beginning on page 22.

Amendment and Termination.   The compensation committee, subject to the approval of the board where required, may alter, amend, suspend or terminate the annual incentive plan or the awards at any time.  However, any amendment to the annual incentive plan or the awards will be approved by our stockholders if approval is necessary for annual incentive awards to continue qualifying as performance-based compensation under Section 162(m).

Termination of Employment, Death or Disability.  A participant will have no right to any award under the annual incentive plan until that award is paid.  Unpaid awards may also be canceled at the discretion of the compensation committee.  Unless otherwise provided in a participant’s change in control agreement, termination agreement or employment agreement, a participant must be employed by us on the date of payment of the award in order to receive such award, except in the case of death, disability (as determined in the sole discretion of the committee) or a change in control, unless otherwise provided in a participant’s change in control agreement, termination agreement or employment agreement, such participant’s award will be proportional to the service to the company during that year in which the change of control, death or disability occurred.  Therefore, unless otherwise provided in the annual incentive plan or in a participant’s change in control agreement, termination agreement or employment agreement (each as in effect prior to February 2008 and not extended or renewed), a participant’s termination of employment for any reason other than death, disability or a change in control of the company will result in the forfeiture of any right to payment of an award under the annual incentive plan.

Certain Federal Income Tax Consequences.    All amounts paid pursuant to the annual incentive plan constitute taxable income to the participant when received. If a participant elects to defer a portion of the award under our deferred compensation plan, the participant may be entitled to defer the recognition of income.  Generally, and subject to Section 162(m), we will be entitled to a federal income tax deduction when amounts paid under the annual incentive plan are included in the participant’s income.

As stated above, the annual incentive plan is being submitted for stockholder approval at this annual meeting so that payments under the plan can qualify for deductibility by us under Section 162(m). However, stockholder approval of the annual incentive plan is only one of several requirements under Section 162(m) that must be satisfied for amounts payable under the plan to qualify for the performance-based compensation exemption under Section 162(m), and approval of the annual incentive plan by stockholders should not be viewed as a guarantee that all amounts paid under the plan will be deductible by us.

Our compensation committee retains the discretion to pay awards outside the limits of Section 162(m). In addition, this annual incentive plan is not exclusive and does not limit the authority of the compensation committee to adopt any other incentive arrangements as it deems desirable.

The foregoing is only a summary of the effect of federal income taxation upon participants and us with respect to amounts paid pursuant to the annual incentive plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a participant’s death or the income tax laws of any municipality, state or foreign country in which a participant’s income or compensation may be taxable.

Vote Required

The affirmative vote of the holders of a majority of our Class A common stock present in person or represented by proxy at the annual meeting is required to approve the performance-based annual incentive plan.  If this annual incentive plan is not approved by stockholders, no awards will be paid under this plan.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The board of directors recommends that you vote FOR the approval of the annual incentive plan.

STRUCTURE AND PRACTICES OF

OUR BOARD OF DIRECTORS

The nomination of each of our director nominees to serve for a one year term was recommended by our nominating committee and approved by our board of directors.  Information about the directors to be elected by the holders of our Class A common stock and the directors to be elected by the holders of our Series D preferred stock is set forth below.

Name	Age	Position	Director Since
DIRECTORS TO BE ELECTED BY CLASS A COMMON STOCKHOLDERS
Andrew T. Berlin	48	Director	2002
Paul R. Bishop	65	Director	1993
Jack F. Kemp	73	Director	1999
Richard T. Marabito	45	Director	2008
Dan T. Moore, III	69	Director	1989
DIRECTORS TO BE ELECTED BY SERIES D PREFERRED STOCKHOLDERS*
Ronald E. Weinberg	67	Chairman of the Board, Chief Executive Officer and Director	1989
Norman C. Harbert	75	Chairman Emeritus of the Board, Founder and Director	1989
Byron S. Krantz	73	Secretary and Director	1989

___________________

* Under the terms of our Series D preferred stock, the holders of the Series D preferred stock have the right to elect a majority of our directors as long as the Series D preferred stock is outstanding.  The holders of the Series D preferred stock have indicated to us that at the annual meeting they have determined to elect Mr. Weinberg, Mr. Harbert and Mr. Krantz who will hold office until their respective successors have been duly elected by the holders of the Series D preferred stock.  The holders of the Series D preferred stock have reserved their right to elect a majority of our board.

Ronald E. Weinberg is our chairman of the board and chief executive officer and has served as a director since March 1989.  Mr. Weinberg is a co-founder of Hawk and has served us in various senior executive capacities since 1989.  Mr. Weinberg has over 30 years of experience in the ownership and management of operating companies, including businesses in manufacturing, publishing and retailing.  Mr. Weinberg is chairman of the board of trustees of Cleveland State University, of which he has served as a trustee since 2001, and has been a member of the board of directors of the U.S. Chamber of Commerce since 2002.

Norman C. Harbert is our chairman emeritus of the board and founder and has served as a director since March 1989.  He has also served us in various other capacities since 1989.  Mr. Harbert has over 47 years of manufacturing experience.

Byron S. Krantz has been our secretary and a director since March 1989.  Mr. Krantz has been a partner in the law firm of Kohrman Jackson & Krantz P.L.L. since 1984.

Andrew T. Berlin has served as a director since October 2002.  Since 1989, Mr. Berlin has been the president and chief executive officer of Berlin Packaging, LLC, a packaging distribution company located in Chicago.

Paul R. Bishop has served as a director since May 1993.  Mr. Bishop has served as chairman and chief executive officer of H-P Products, Inc., a manufacturer of central vacuum systems and fabricated tubing and fittings, since 1977.  He is a director of DPL Inc., a regional energy company located in Dayton, Ohio, and its subsidiary, The Dayton Power and Light Company, a public utility that sells electricity to residential, commercial, industrial and governmental customers.

Richard T. Marabito has served as a director since 2008.  He has served as chief financial officer of Olympic Steel, Inc., a publicly held U.S. steel service center, since 2000.  He joined Olympic Steel in 1994 as corporate controller and also served as treasurer from 1994 through 2002.  Mr. Marabito is a director of the Metal Service Center Institute and the chairman of its Foundation for Education and Research.  He is also a board member of the Make-A-Wish Foundation of Northeast Ohio.

Jack F. Kemp has served as a director since September 1999.  Mr. Kemp is chairman of Kemp Partners, a strategic consulting firm he founded in 2003.  From January 1993 until July 2004 he was co-director of Empower America, a Washington D.C. based public policy and advocacy organization he co-founded.  Mr. Kemp served as U.S. Secretary of Housing and Urban Development and represented New York for eighteen years in the United States House of Representatives.  In 1996, Mr. Kemp received the Republican Party’s nomination for vice president of the United States.  Mr. Kemp is also chairman of the board of directors of Sports Properties Acquisition Corp., a company which invests solely in sports, leisure or entertainment industries, a director of Oracle Corporation, a publicly held computer software company, and a director of Six Flags, Inc., a publicly held regional theme park operator.

Dan T. Moore, III has served as a director since March 1989.  Mr. Moore founded Dan T. Moore Company, Inc., a research and development company, in 1969.  He is also the founder and chairman of the Cleveland manufacturing companies Flow Polymers, Inc., Soundwich, Inc., Team Wendy, LLC, Coit Road Incubator and Impact Ceramics.  Mr. Moore is a director of Invacare Corporation, a publicly held manufacturer of health care equipment and Park-Ohio Holdings Corp., an industrial supply chain logistics and diversified manufacturing business.

Director Independence

Mr. Kemp is one of the managing partners of Kemp Partners LLC, a consulting firm that provided services to Hawk in 2008.  For these services, Kemp Partners received $90,000 and customary business travel and expense reimbursements from us in 2008.  Mr. Kemp’s son, James Kemp, is also a managing partner of Kemp Partners.  Based on the amount of fees paid to Kemp Partners, and the amount of these fees to which Mr. Kemp and his son would be entitled as managing partners of Kemp Partners, the board of directors, excluding Mr. Kemp, determined that the existence of the consulting agreement between Hawk and Kemp Partners would not interfere with the ability of Mr. Kemp to exercise independent judgment and Mr. Kemp is independent pursuant to applicable laws and regulations and the listing standards of NYSE Amex.

The board of directors further determined and confirmed that each of Mr. Berlin, Mr. Bishop, Mr. Marabito and Mr. Moore do not have a material relationship with Hawk that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of NYSE Amex.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our Class A common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our Class A common stock.  Our officers, directors and greater than 10% stockholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.  In 2008, Norman C. Harbert did not timely file a Form 4 reporting a sale of shares of our Class A common stock.  Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in 2008.

Meetings of the Board of Directors

Our board of directors holds regular meetings each quarter and special meetings are held as necessary.  In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors.  The board of directors has access to management at all times.

Our independent directors regularly meet in private session following meetings, without any directors who are also our employees, our legal counsel or one of our principal stockholders or members of management.

The board of directors met six times in 2008.  All members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2008.  We strongly encourage members of the board to attend our annual meeting.  All but one of our directors attended the 2008 annual meeting of stockholders held on June 4, 2008.

Director Compensation

In 2008, we paid each director who is not one of our employees, our legal counsel or one of our principal stockholders, an annual fee of $20,000 consisting of a cash payment of $10,000 and $10,000 in shares of our Class A common stock.  Mr. Marabito was paid a pro rata fee based on the date he joined the board.  In addition, we paid each director who was not one of our employees, our legal counsel or one of our principal stockholders, $3,000 in cash for each board meeting that he attended and $500 in cash for each telephonic board meeting in which he participated.  We reimbursed all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.  When committee meetings were held on the day of board meetings, we paid no additional consideration to the directors for committee participation. We paid $1,500 in cash for any in-person committee meeting and $1,000 in cash was paid for any telephonic committee meeting that was held on a day other than a day on which a board meeting was held.

The following table summarizes information with respect to the compensation paid to our directors who were not also executive officers during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
AndrewT. Berlin	21,000	9,998	—	30,998
PaulR. Bishop	28,000	9,998	—	37,998
NormanC. Harbert	—	—	937,800(2)	937,800(2)
JackF. Kemp	19,500	9,998	90,000(3)	119,498
ByronS. Krantz(4)	—	—	—	—
Richard T. Marabito(5)	17,333	5,830	—	23,163
DanT. Moore, III	19,500	9,998	—	29,498

______________

(1) Each independent director was awarded 645 shares of our Class A common stock.  Amounts reflect the number of shares issued using the closing market price on the date prior to the date of issuance to fulfill the annual fee paid to directors in shares of our Class A common stock.

(2) Mr. Harbert entered into a Senior Advisor Agreement with us effective June 1, 2005 whereby Mr. Harbert is employed by us as a senior advisor.  All Other Compensation for Mr. Harbert includes the following payments for services as our senior advisor, retirement benefits and personal benefits:

•

$430,455 – services as our senior advisor,

•

$250,000 – bonus,

•

$53,163 – premiums paid by Hawk for split dollar life insurance coverage, which premiums will be recovered by us in the future when the insurance policy becomes payable,

•

$73,956 – in-service distribution from Mr. Harbert’s pension plan,

•

$2,300 – pension transition contribution as a result of the freeze of our pension plan,

•

$17,510 – company contributions to the 401(k) plan, and

•

Personal benefits including $17,156 – reimbursement of medical expenses under company insurance plans, $28,331 – car allowance and related automobile services, $18,850 – taxes payable by Mr. Harbert and reimbursed by Hawk on medical expenses under company insurance plans and car allowance and related services, $19,684 – organization membership dues, $15,000 – tax preparation services and $11,395 – personal use of a leased company aircraft.

(3) Amount reflects $90,000 paid to Kemp Partners LLC, a consulting firm of which Mr. Kemp is a managing partner, for consulting services provided to Hawk (excluding customary business travel and expense reimbursements).

(4) Mr. Krantz is a partner of our legal counsel, to whom we paid legal fees in 2008.  Please see “Certain Relationships and Related Transactions” beginning on page 43 for additional information.

(5) Mr. Marabito was elected director at our 2008 annual meeting held on June 4, 2008.

Committees of the Board of Directors

Executive Committee.  The executive committee consists of Mr. Weinberg, Mr. Harbert and Mr. Krantz.  During the intervals between meetings of the board of directors, the executive committee advises and aids our officers in all matters concerning our interests and the management of our business, and generally performs any duties that are directed by the board from time to time.  The executive committee possesses and may exercise all the powers of the board while the board is not in session, except the power to:

•

elect any director or elect or remove any member of the executive committee,

•

change the number of members of the executive committee,

•

declare any dividend or authorize any distribution on any shares of capital stock, or

•

amend the bylaws.

All actions taken by the executive committee are reported to the board of directors at the following regularly scheduled meeting.  The executive committee did not meet in 2008, but acted by written consent five times.

Compensation Committee.  A description of our compensation committee is contained in the compensation committee report on page 40.

Nominating Committee.  Our nominating committee, composed of Mr. Bishop and Mr. Kemp in 2008, is responsible for identifying individuals qualified to become board members and making recommendations to the board of directors on candidates for election to the board.  In January 2009, Mr. Marabito joined the committee.  The nominating committee reviews any nominees recommended to it by stockholders in writing and sent to our secretary.  A written recommendation must be timely delivered to us as described in “Stockholder Proposals and Director Nominations” beginning on page 44.

In February 2009, the committee recommended to the board that incumbent directors Mr. Berlin, Mr. Bishop, Mr. Kemp, Mr. Marabito and Mr. Moore be re-nominated to serve as directors at the 2009 annual meeting of stockholders.  The committee determined that the board is well served by its existing members who have made a substantial contribution to our business during their tenure as directors and are active, involved and knowledgeable about our company, its executive officers and key employees.

The board of directors determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of NYSE Amex.  The nominating committee’s charter is available on our website at www.hawkcorp.com.  The nominating committee did not meet in 2008 but acted once by written consent.

Audit Committee.  A description of the audit committee is contained in the audit committee report beginning on page 18.

Nomination of Candidates for Director

To the extent there are any vacancies on the board or should the nominating committee determine not to re-nominate an incumbent director for election to the board, the nominating committee will consider individuals as potential candidates for directors recommended by other directors, members of management, and stockholders or self-nominated individuals.  The nominating committee will be advised of all nominations that are submitted to us and will determine whether it will further consider the candidates using the criteria described below.

In recommending candidates, the nominating committee will consider such factors as it deems appropriate to assist in developing a board of directors and committees that are comprised of experienced and seasoned advisors who can add value to Hawk.  These factors may include:

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judgment,

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skill,

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integrity,

•

experience with businesses and other organizations of comparable size,

•

the interplay of the candidate’s experience with the experience of other board members, and

•

the extent to which the candidate would be a desirable addition to the board and any committees of the board.

During the course of this review, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend board or committee meetings and other relevant reasons.  The nominating committee will then decide which of the remaining candidates most closely match the established criteria and are therefore deserving of further consideration.  Next, the nominating committee will discuss these candidates, decide which of them, if any, should be pursued, gather additional information if desired, conduct interviews and decide whether to recommend one or more candidates to the board of directors for nomination.

After the nominating committee has completed its evaluation, it must present its recommendation to the full board for its consideration and approval.  In presenting its recommendation, the nominating committee may also report on other candidates who were considered but not selected.

A stockholder who wishes to nominate an individual for election as a director at the annual meeting must give us advance written notice and provide specified information as described in “Stockholder Proposals and Director Nominations” beginning on page 44.

Stockholder Communications with Directors

A stockholder who wishes to communicate directly with the board, a committee of the board or with an individual director, should send the communication to:

Hawk Corporation

Board of Directors [or committee name or director’s name, as appropriate]

200 Public Square, Suite 1500

Cleveland, Ohio 44114

We will forward all stockholder correspondence about Hawk unopened to the board, committee or individual director, as appropriate.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all employees, including our chief executive officer and our chief financial officer who also serves as our principal accounting officer.  This Code of Business Conduct and Ethics is available on our website at www.hawkcorp.com.  Any amendments or waivers to the Code of Business Conduct and Ethics that apply to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices.  A copy of the audit committee charter is available on our website at www.hawkcorp.com. The audit committee is directly responsible for the appointment of Hawk’s independent registered public accounting firm and is charged with reviewing and approving all services performed for Hawk by the independent accounting firm and for reviewing the accounting firm’s fees.  The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Hawk in order to assess the accounting firm’s independence, and monitors compliance with Hawk’s policy regarding non-audit services, if any, rendered by the independent accounting firm.  In addition, the audit committee ensures the regular rotation of the lead audit partner.  The audit committee establishes procedures to receive and respond to complaints received by Hawk regarding accounting, internal accounting controls, or auditing matters and allows for the confidential, anonymous submission of concerns by employees.  The audit committee discusses with management any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concern over Hawk’s financial statements, accounting or auditing matters or compliance with Hawk’s policies on business ethics.  The audit committee also serves as our qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act.

The audit committee, comprised of Mr. Marabito, the committee’s chairperson, Mr. Bishop and Mr. Moore, met seven times and acted by written consent once in 2008.  The audit committee’s current composition satisfies the regulations of NYSE Amex governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE Amex listing standards.  Mr. Marabito is an “audit committee financial expert” under applicable SEC rules by acquiring the necessary attributes through his experience as chief financial officer of a publicly-held company, which includes overseeing and assessing the performance of such company with respect to the preparation, auditing or evaluation of financial statements.  In addition, Mr. Marabito is deemed to be a “financially sophisticated” audit committee member under applicable NYSE Amex rules.  The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. The firm of Ernst & Young LLP, our independent registered public accounting firm for 2008, is responsible for expressing opinions on the conformity of our consolidated audited financial statements with U.S. generally accepted accounting principles, and Ernst & Young has expressed its own opinion on the effectiveness of our internal control over financial reporting.  In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our consolidated audited financial statements with management and Ernst & Young, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young’s evaluation of our internal control over financial reporting.

The audit committee also discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with

Those Charged with Governance.”  The audit committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the conformity of our consolidated audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in our financial statements.  Also, the committee discussed the results of the annual audit and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and us that might bear on the accounting firm’s independence consistent with applicable requirements for the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the accounting firm any relationships that may impact its objectivity and independence.  In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In addition, in discharging the audit committee’s duties as our qualified legal compliance committee, the audit committee is responsible for the oversight of independent counsel representing Hawk in connection with the formal order of private investigation that relates to the informal inquiry commenced by the SEC.  As previously disclosed, the investigation concerns activity from June 2006 to the present involving (1) Hawk’s preparations for compliance with Section 404 of the Sarbanes-Oxley Act (Section 404), (2) the maintenance and evaluation of the effectiveness by Hawk of disclosure controls and procedures and internal controls over financial reporting, (3) transactions in Hawk’s common stock by a stockholder that is not affiliated with Hawk, including the impact of those transactions when Hawk would have been required to comply with Section 404, (4) the calculation of the amount of Hawk common stock held by non-affiliates and the effect of the calculation when Hawk would have been required to comply with Section 404, (5) communications between Hawk and third parties regarding Section 404 compliance and (6) Hawk’s periodic disclosure requirements related to the foregoing.  We cooperated fully with the informal inquiry and continue to cooperate fully with the formal investigation by the SEC.

In reliance upon (1) the audit committee’s reviews and discussions with management and Ernst & Young, (2) management’s assessment of the effectiveness of our internal control over financial reporting, (3) Ernst & Young’s opinion on the effectiveness of our internal control over financial reporting, and (4) the receipt of an opinion from Ernst & Young, dated March 9, 2009, stating that Hawk’s 2008 financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

RICHARD T. MARABITO, CHAIRPERSON

PAUL R. BISHOP

DAN T. MOORE, III

Principal Accounting Firm Fees

The following is a summary of the aggregate fees billed to us for the fiscal years ended December 31, 2008 and December 31, 2007 by our independent registered public accounting firm, Ernst & Young LLP.

	2008	2007
Audit Fees	$688,600	$684,852
Audit-Related Fees	10,827	10,816
Tax Fees	42,873	90,074
All Other Fees	53,163	115,398
Total	$795,463	$901,140

Audit Fees. These fees are for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, the integrated audit of our internal control over financial reporting, audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements.  These fees also include a review of our registration statement on Form S-8 relating to our long-term incentive plan in 2008, and in 2007, contract review, an audit of our precision components division as a stand-alone entity in connection with the sale of the division in February 2007 and an SEC comment letter.

Audit-Related Fees. These fees are for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees.  These services include general assistance with implementation of SEC rules or listing standards pursuant to the Sarbanes-Oxley Act.

Tax Fees. These are fees for professional services rendered by Ernst & Young with respect to tax compliance and assistance with state, foreign and expatriate tax compliance matters.  These services include the review of tax returns and tax assistance in foreign jurisdictions and, in 2007, assistance analyzing the tax implications of the sale of our precision components division.

All Other Fees.  These fees include expenses in connection with the SEC investigation.

There were no fees billed by Ernst & Young for other services not described above for the fiscal year ended December 31, 2008.

The audit committee pre-approved all services performed by Ernst & Young and authorized us to pay the fees billed to us by Ernst & Young in 2008 and 2007.  Representatives of Ernst & Young are expected to attend the annual meeting to answer appropriate questions and make statements if they desire.  At a later date, the audit committee will recommend and the board of directors will appoint an independent registered public accounting firm to audit our financial statements for 2009.  The audit committee will review the scope of any such audit and other assignments given to the accounting firm to assess whether such assignments would affect its independence.

EXECUTIVE OFFICERS

Name	Age	Position
Ronald E. Weinberg*	67	Chairman of the Board, Chief Executive Officer and Director
B. Christopher DiSantis	38	President and Chief Operating Officer
Thomas A. Gilbride	55	Vice President – Finance and Treasurer
Joseph J. Levanduski	46	Vice President – Chief Financial Officer and Director of Corporate Development

______________

* Biographical information for Mr. Weinberg can be found under “Board of Directors.”

B. Christopher DiSantis was named our president and chief operating officer in March 2008.  He continues to serve as president of our Wellman Products Group, a position he has held since May 2006.  From 2002 until 2006, Mr. DiSantis served as president of two of Hawk’s operating groups:  Hawk Motors, which manufactured electrical motor components, and Hawk Precision Components, which manufactured powder metal parts.  From 2006 until 2008, Mr. DiSantis served as president of Hawk Racing Group, which manufactured components for the performance racing market.  These divisions were subsequently sold.  Mr. DiSantis joined Hawk in 2000 as vice president of corporate development.

Thomas A. Gilbride has served as our vice president – finance and treasurer since January 1993.  Between March 1989 and January 1993, Mr. Gilbride was employed by us in various financial and administrative functions.

Joseph J. Levanduski has served as our vice president – chief financial officer since May 2003 and director of corporate development since June 2006.  In addition, from 2002 through 2004, Mr. Levanduski provided managerial oversight for a component of Hawk Racing Group, which was subsequently sold.  Prior to becoming vice president – chief financial officer, Mr. Levanduski served as our vice president – controller from May 2000 to May 2003 and our controller from April 1997 to May 2000.  Prior to April 1997, Mr. Levanduski served as controller for various of our subsidiaries, including coordinating the accounting functions of both Friction Products Co. and S.K. Wellman Corp.  Mr. Levanduski is a director and chairman of the audit committee of Robin Industries, Inc., a privately-held manufacturer of molded rubber components.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of our executive compensation program, including the philosophy and objectives of the program, the policies underlying the program, the types of compensation provided by the program and how we determined the compensation paid to each executive officer.

Compensation Philosophy and Objectives

Our executive compensation philosophy seeks to align executive compensation with our desired business direction, strategy and performance which includes achieving goals, embracing core values and building a company whose products, brands and reputation uphold a high standard of excellence.  The primary objectives of the compensation program for our executive officers are to:

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provide competitive levels of compensation in order to attract and retain highly qualified executives,

•

link executive officers’ goals with the financial interests of our stockholders,

•

emphasize variable compensation that is tied to the creation of stockholder value, and

•

support our business plans and long-term goals.

To achieve our objectives, we have designed an executive compensation program that follows the philosophy that executive compensation should directly relate to the financial performance of Hawk combined with an executive’s success in achieving certain goals.   Our compensation program is also designed to reward individual contributions to Hawk.  The total compensation for each of our executive officers includes annual incentive compensation that is based on these factors and long-term incentives.

Our success depends on the leadership, skills and experience of our executive officers.  In order to attract and retain highly capable individuals, we need to ensure that our compensation program provides competitive levels of compensation.  A primary goal of the compensation program is maintaining total compensation on a basis consistent with similar companies that achieve similar earnings before EBITDA margins, as well as other strategic and performance characteristics including the market value of officers with similar skills, breadth of experience and talent levels.  We also consider the rate of inflation, corporate budgetary constraints and individual performance.  The committee may, if it deems it appropriate, utilize independent national consulting services and review executive compensation of similar companies to determine appropriate levels of compensation.  In 2008, the committee did not utilize any third party in connection with reviewing and determining the compensation of our executive officers.

Role of Executive Officers in Our Compensation Program

Our compensation committee has primary responsibility for the design and implementation of our executive compensation program.  The committee directly determines the compensation for Mr. Weinberg, our chairman and chief executive officer.  The compensation committee, with input and recommendations from Mr. Weinberg, reviews and approves recommendations of compensation to our other executive officers.  Mr. Weinberg annually reviews the performance of our other executive officers.  The conclusions reached and recommendations of base salary and cash awards based on these reviews are presented to the compensation committee.  The compensation committee can exercise its discretion in modifying any recommendations or stock or cash awards to executive officers.

Elements of Our Compensation Program

We subscribe to a total compensation program composed of three primary elements:

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base salary,

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annual incentives, and

•

long term incentives.

Base Salary

The committee views base salary as a way to provide a non-performance based element of compensation that is certain and predictable.  In the early part of each year, the compensation committee reviews the salary of Mr. Weinberg and determines his base salary.  The committee also reviews the recommendations of Mr. Weinberg regarding the compensation for the other executive officers and approves their base salaries.  The committee generally considers executive officers’ historic base salary, the growth of our earnings, the total compensation package, individual performance and other relevant factors.  We have not found it practicable, nor have we attempted, to assign relative weights to specific factors used in determining base salary levels for individual officers.

The base salary earned in 2008 by our executive officers was determined as described above.  Mr. Weinberg’s salary was $734,470 in 2008, an increase of 14% over 2007.  Mr. Weinberg’s salary was increased based on a qualitative assessment of Mr. Weinberg’s expected contributions, his role, and our business needs.  Mr. DiSantis’ salary was $378,269 in 2008, an increase of 17% over 2007.  His salary was increased due to increased responsibilities as president of Hawk and the committee’s review of his contributions and his role at the company.  Mr. Levanduski’s salary was $324,231 in 2008, an increase of 13% over 2007.  His salary was increased based on his contributions and role at the company.  Mr. Gilbride’s salary was $223,077 in 2008, an increase of 16% over 2007, based on his contributions and role at the company.  In light of current economic conditions, the compensation committee determined to maintain the base salaries of our executive officers for 2009 at their respective 2008 levels.

Annual Incentive Compensation Plan

Since our formation, we have provided a significant portion of total compensation for our employees, including our executive officers, in the form of incentive compensation based on our performance and success.  We believe that annual incentive compensation for executive officers fulfills the philosophy and objectives of our compensation program by:

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encouraging executives to attain and maintain the highest standards of performance,

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attracting and retaining executive officers of outstanding competence and ability,

•

stimulating the active interest of executive officers in the development and financial success of Hawk, and

•

rewarding executive officers for outstanding performance when certain objectives are achieved.

At the 2008 annual meeting, our stockholders approved a performance-based annual incentive plan in order to allow for compensation awarded to our executive officers under the annual incentive plan to qualify as tax deductible performance-based compensation under Section 162(m) of the code.  The compensation program is structured to include annual incentive compensation based on performance goals.  Performance goals are the goals considered by the compensation committee that can be based on the attainment of a combination of the following:  EBITDA, earnings per share from continuing operations, internal growth, new product development and economic value added.  Such goals may be modified by the committee to include any of the following:  operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the success of the company.  The committee may not adjust upwards the amount payable pursuant to an award, nor may it waive the achievement of the applicable performance goals except in the case of a change in control of the company or the death or disability of the participant.

The committee believes that the performance-based incentive program has been crucial in attracting, retaining and rewarding high caliber executives who are important to our success and providing incentives relating directly to our financial performance and long-term growth.  In addition, the committee believes that the program has become an important part of our culture and should continue as the foundation for executive officer incentives.

In 2008, an executive officer’s opportunity to earn incentive compensation was based on a base target calibrated from the executive officer’s base salary.  The actual award of incentive compensation is based on the overall objectives and philosophy of compensation as described in this section.  The targets for all of our executive officers are determined in the early part of the year in conjunction with the establishment of our annual operating plan.  The amount of incentive compensation is also influenced by a review and assessment of each executive officer’s individual performance related to specific goals and incentives.  In this way, incentive compensation fulfills our compensation objectives of supporting our business plan and annual goals and generating and rewarding superior individual performance.

As in past years, total annual incentive compensation for all employees, including executive officers, was based on our achieving target EBITDA (before consideration of all incentive compensation expense) for 2008, as well as individual performance goals.  2008 incentive compensation for our executive officers is set forth in the following table.  Under Mr. Weinberg’s employment agreement that was in effect for 2008, he was entitled to receive, from the total incentive compensation pool available to executives, 1.75% of total consolidated EBITDA (before consideration of all incentive compensation expense), subject to adjustments for acquisitions and as otherwise may be determined by the compensation committee.  The compensation committee awarded Mr. Weinberg 1.75% of total consolidated EBITDA (before consideration of all incentive compensation expense) for 2008.  All incentive compensation was paid in cash.

2008
Name	Target	Incentive Award	Discretionary Bonus	Total
Ronald E. Weinberg	$926,000	$926,000	$750,000	$1,676,000
B. Christopher DiSantis	$140,000	$140,000	$630,000	$770,000
Joseph J. Levanduski	$120,000	$120,000	$80,000	$200,000
Thomas A. Gilbride	$ 75,250	$ 75,250	$44,750	$120,000

2008 was a record year for Hawk in many respects.  Our compensation committee approved one-time discretionary cash bonuses to our executive officers because of the success of Hawk in achieving market share growth, introducing new products, obtaining new business awards and strengthening Hawk’s balance sheet during 2008.

With respect to 2009, the target awards for our executive officers were approved by the compensation committee and are set forth in the following table.  The targets for our executive officers were derived from our 2009 business plan and are based on a target 2009 EBITDA and increase or decrease off of this target EBITDA.

2009 Annual Incentive Plan Targets
Name	Target
Ronald E. Weinberg	$500,000
B. Christopher DiSantis	$400,000
Joseph J. Levanduski	$200,000
Thomas A. Gilbride	$150,000

Long-Term Incentives

Long-term incentives are awarded in an effort to:

•

attract and retain executive officers of outstanding ability,

•

motivate our executive officers, by means of performance-related incentives, to achieve longer-range performance goals,

•

enable our executive officers to participate in our long-term growth and financial success, and

•

establish a direct link between the financial interests of our executive officers and the creation of long-term value for our stockholders.

We have adopted (1) our 1997 Stock Option Plan, which allowed for the issuance of incentive and non-statutory stock options, (2) our Amended and Restated 2000 Long Term Incentive Plan, which allows for the issuance of stock options, stock appreciation rights (SARs), restricted stock and performance-based awards, and (3) our nonqualified deferred compensation plan, which allows for company discretionary contributions. The compensation committee (or the board of directors as a whole), in consultation with executive management, is charged with designating those persons to whom options and awards are to be granted and determining the terms of the option or award.  In granting options or awards, the compensation committee takes into consideration the past performance and anticipated future contribution of the potential recipient, the recruiting and retention of management talent and other relevant considerations.  Our executive officers are generally eligible to receive stock options at the discretion of the compensation committee (or the board of directors as a whole).  Options to purchase a total of 135,000 shares of our Class A common stock were granted in 2008 under the 1997 plan and 2000 plan to Mr. DiSantis (70,000), Mr. Levanduski (35,000) and Mr. Gilbride (30,000) to further recognize their efforts on behalf of the company in 2008 and align their interests with our stockholders.

Substantially all grants of options under the 1997 plan and the 2000 plan prior to 2007 were made with an exercise price equal to the closing price on the day before the grant.  Grants made in 2007 and thereafter were made with an exercise price equal to the closing price on the date of grant. The options vest ratably over various periods.  The committee believes that this procedure ties the compensation value of these stock options directly to our long-term performance as measured by its future return to our stockholders.

1997 Stock Option Plan

Our 1997 Stock Option Plan provided for the grant of stock options to officers and other key employees.  An aggregate of 700,000 shares of our Class A common stock were reserved for issuance pursuant to the 1997 plan.  The 1997 plan is administered by our compensation committee, which is responsible for designating individuals to whom options are to be granted and determining the terms and conditions of grants.  In granting options, the committee considers the performance and contribution of the potential recipient and such other considerations the committee deems relevant.  Options granted under the 1997 plan generally have a term of ten years.  Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk.  The 1997 plan terminated on May 8, 2008.  Options outstanding on the termination date are subject to their terms, but no further grants were made following the termination date.  Options to purchase 20,859 shares of our Class A common stock were granted from January 1, 2008 through May 8, 2008 under the 1997 plan.  There were no options granted in 2008 under the 1997 plan to employees who were not executive officers.

Amended and Restated 2000 Long Term Incentive Plan

Our Amended and Restated 2000 Long Term Incentive Plan provides for the grant of stock options, SARs, restricted stock awards and performance-based awards.  At our 2008 annual meeting, our stockholders approved amendments to the 2000 plan to extend it until 2018 and to increase the number of shares reserved for issuance under the plan by 615,000 shares of our Class A common stock.  Accordingly, an aggregate of 1,315,000 shares of our Class A common stock were reserved for issuance pursuant to the 2000 plan.  All of our employees are eligible to receive grants pursuant to the 2000 plan.  The 2000 plan is administered by our compensation committee, which is responsible for designating individuals to whom options, SARs or awards are to be granted and determining the terms and conditions of grants.  In granting options, SARs or awards, the committee considers the performance and anticipated future contribution of the potential recipient and such other considerations the committee deems relevant.  Options granted under the 2000 plan generally have a term of ten years.  Options granted to employees generally vest at an annual rate of 20% of the shares subject to the option over a period of five years, provided the employee remains continuously employed by Hawk.  The 2000 plan terminates on June 4, 2018.  Awards outstanding on the termination date are subject to their terms, but no further grants will be made following the termination date.  Options to purchase 44,000 shares of Class A common stock were granted in 2008 under the 2000 plan to employees who were not executive officers. As of the record date, 509,403 shares remain available for future grants.

Nonqualified Deferred Compensation Plan

We have adopted a nonqualified deferred compensation plan which was effective June 1, 2007.  Under the plan, Hawk’s executive officers and other eligible employees can elect to voluntarily defer up to 75% of their base salary and up to 100% of their bonus.  The plan also provides for a company discretionary contribution.  All company discretionary contribution amounts are subject to three year graded vesting and are invested as directed by the participant.  In 2008, the compensation committee approved discretionary contributions to our executive officers as follows:  $40,000 for Mr. Weinberg, $100,000 for Mr. DiSantis and $120,000 for each of Mr. Levanduski and Mr. Gilbride.

Investments are allocated to funds of the participant’s choosing.  Participant account balances appreciate or depreciate in value based on the actual performance of the investment allocations chosen by participants.  Once deferrals and any discretionary company contributions are credited to the plan, the amounts can be transferred to other investment alternatives within the plan at the participant’s discretion.  At the time of enrollment, participants elect distribution dates.  Participants may elect to receive this account balance in a lump sum payment or in annual installments, not to exceed five years from the valuation date.

Upon the occurrence of a change in control (as defined in the plan), amounts from a participant’s account will be distributed to the participant as soon as practicable.  All account balances are payable upon death, disability, or six months after the participant ceases to be employed by Hawk.

Benefit Plans

One of our subsidiaries, Friction Products Co., sponsors a tax-qualified non-contributory, defined benefit pension plan covering substantially all of its employees.  We froze the plan effective May 31, 2006 to streamline the benefits available to all our employees, as well as to provide future cost savings and more cost certainty to Hawk.  The plan provides participating employees with retirement benefits at normal retirement age, defined in the plan as age 65, calculated based on years of service through May 31, 2006 and the highest consecutive three-year salary of each eligible participant during the last six-year period as of December 31, 2005.  Active employees may begin receiving their benefits when their age (minimum age requirement of 55) and credited years of service together equal 80 even while they are still employed by us.  As of May 31, 2006, as a result of the freeze, all eligible participants became 100% vested in their benefits even if they had not earned the required years of service to become fully vested.

As a result of the freeze of the plan, we have made two and will make one additional annual transition contribution consisting of 1% of annual compensation of employees who were members of the plan prior to the freeze beginning with the year 2006 through the year 2008.  The transition contribution for 2008 was $65,091.  The final payment under this transition program was made in March 2009.

The annual benefit payable at normal retirement age for each named executive officer is as follows:  Mr. Weinberg – $90,479; Mr. DiSantis – $13,932; Mr. Gilbride – $45,850 and Mr. Levanduski – $29,200.  Mr. Weinberg began receiving his annual benefit under the pension plan on October 1, 2006.

We maintain a tax-qualified plan under Section 401(k) of the code that covers substantially all of our U.S. employees.  The plan generally provides for voluntary employee pre-tax contributions ranging from 1% to 50% of employee compensation and a discretionary profit sharing contribution allocated to each employee based on compensation.  In 2008, the plan provided a company matching contribution of 75% of up to 6% of employee compensation contributed to the plan up to limits established by the IRS.  Profit sharing contributions to the plan are approved by our compensation committee based on our annual financial performance.  Upon approval of the total amount of the profit sharing contribution, individual allocations, including those to our named executive officers, are based on a percentage of each eligible participant’s total compensation, subject to limitations imposed by the Internal Revenue Service (IRS).  Based on our performance in 2008, we made a total discretionary contribution of $614,164.  In addition, we made $771,301, which amount includes a forfeiture credit of $129,478, in matching contributions to the plan in 2008.

Perquisites and Other Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other salaried employees. In addition, our executive medical plan provides for the payment of all medical, dental and vision expenses not covered under the group medical plan.  The payments include all employee co-payments, payments in excess of the 80% covered under the group medical plan and general medical expenses not covered under the group medical plan.  Certain of our executive officers receive other perquisites, including payment of organization membership dues, limited use of a leased corporate aircraft based on the incremental cost to us and car allowance and related automobile expenses.

Employment Agreements

We have entered into employment agreements with Mr. Weinberg, Mr. DiSantis and Mr. Levanduski because we believe that it is important to secure the leadership of these key management individuals.

Mr. Weinberg.  Pursuant to his employment agreement, as amended, Mr. Weinberg has agreed to serve as our chairman of the board or chief executive officer, or both, through December 31, 2014.  As described, Mr. Weinberg receives a base salary and typically an annual bonus.  Mr. Weinberg’s base salary may be increased by the compensation committee, and his annual bonus is determined in the sole discretion of the compensation committee.

Mr. Weinberg may terminate the employment agreement for “good reason” for “cause” defined as (1) any action by Hawk which materially diminishes Mr. Weinberg’s authorities, duties or responsibilities, including a requirement that Mr. Weinberg report to another officer instead of the board of directors, (2) a material change in the location of Hawk, (3) a material diminution of Mr. Weinberg’s salary or (4) a material diminution in the budget over which Mr. Weinberg has authority.  If the employment agreement is terminated by Mr. Weinberg for “good reason” or by us for any reason other than for “cause,” he will receive a lump sum payment in an amount equal to base salary for the remaining of the term of his employment agreement and an amount equal to the total annual bonuses that he received for the number of years preceding his termination equal to the number of years remaining of the term of the employment agreement (but in no event for purposes of this calculation will the remainder of the term be less than three years).  Mr. Weinberg will also continue to receive his medical insurance benefits for remainder of the term of the employment agreement.

If Mr. Weinberg becomes mentally or physically disabled during the term of his employment agreement, we will pay his base salary for the remainder of the year in which a disability occurs at the same rate as immediately prior to the disability.  We will also pay the amount of any annual bonus for the year in which a disability occurs as if no disability occurred.  Following the year in which a disability occurs, we will pay wage continuation payments for the remainder of

Mr. Weinberg’s life in an annual amount equal to sixty percent of his average annual base salary for the three consecutive years of employment preceding the disability, and we will pay an annual bonus in an amount equal to sixty percent of his average annual bonus for the three consecutive years of employment preceding the disability.  The disability payments will be offset by any disability insurance we may provide and any payments made from our defined benefit pension plan, which has been frozen.

If Mr. Weinberg dies during the term of his employment agreement, we will pay his surviving spouse, if any, a prorated annual bonus for the year in which Mr. Weinberg dies, and we will continue to provide health care benefits to Mr. Weinberg’s surviving spouse.  If Mr. Weinberg is not survived by a spouse, we will pay his beneficiaries or estate his base salary for two years following his death and a prorated bonus for the year in which he died.

Pursuant to his employment agreement, Mr. Weinberg is required to devote such time and effort to our business and affairs as is necessary to discharge his duties.  Mr. Weinberg may not engage in any competitive business while employed by us and for a period of two years thereafter.

In January 1998, we entered into a split dollar life insurance agreement with Mr. Weinberg pursuant to which we purchased a life insurance policy on the life of Mr. Weinberg in the face amount of $3.8 million.  Under the terms of this split dollar agreement, we pay the annual premium of the insurance policy in the amount of $58,586 for Mr. Weinberg’s policy, and we will be reimbursed for such payment from the policy proceeds in an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.  The remaining proceeds of the policy will be paid to beneficiaries designated by Mr. Weinberg.  The split dollar agreement will terminate upon the occurrence of any of the following events:

•

total cessation of our business,

•

our bankruptcy, receivership or dissolution, or

•

the termination of Mr. Weinberg’s employment by us (other than for reason of his death or mental or physical disability).

Upon the termination of the split dollar agreement, Mr. Weinberg will have the right to purchase the policy covered thereby for an amount equal to the greater of the cash value of the policy or the total amount of premiums paid during the term of the policy.

Mr. DiSantis.  Mr. DiSantis entered into an employment agreement with us in August 2006, and amended in November 2006 and December 2008, pursuant to which he will be employed as president of our Wellman Products Group subsidiary for an initial term that expires on August 14, 2011.  The term may be extended for additional one year periods.  In March 2008, Mr. DiSantis was promoted to president and chief operating officer of Hawk, retaining his title as president of Wellman Products.  Mr. DiSantis receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our compensation committee based on the recommendation of our chief executive officer.  Mr. DiSantis is also eligible to participate in the standard employee benefit programs offered by us and our long term incentive plans.  If the employment agreement is terminated by us for any other reason than misconduct by Mr.

DiSantis, he will continue to receive his base salary and medical insurance benefits for two years following termination and any stock options granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination.  If Mr. DiSantis becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If he dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.

During Mr. DiSantis’ employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.

In connection with his employment agreement, Mr. DiSantis entered into a change in control agreement.  If Mr. DiSantis is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.

Mr. Levanduski. Mr. Levanduski entered into an employment agreement with us in August 2006 and amended in November 2006 and December 2008, pursuant to which he will continue to be employed by Hawk as chief financial officer for an initial term that expires on August 14, 2011.  The term may be extended for additional one year periods. Mr. Levanduski receives a base salary and an opportunity to earn incentive compensation on an annual basis determined by our compensation committee, based on the recommendation of chief executive officer. Mr. Levanduski is also eligible to participate in the standard employee benefit programs offered by us and our long term incentive plans.  If the employment agreement is terminated by us for any other reason than misconduct by Mr. Levanduski, he will continue to receive his base salary and medical insurance benefits for two years following termination and any stock options granted under the 1997 plan or the 2000 plan will become immediately vested, effective on the date of termination.  If Mr. Levanduski becomes mentally or physically disabled during his employment term, he will be entitled to receive the rate of compensation earned immediately prior to his disability for one year thereafter. If Mr. Levanduski dies during the term of his agreement, we will pay compensation to his surviving spouse or beneficiaries for one year at the rate of compensation earned immediately prior to his death and provide medical insurance benefits to his family for one year.

During Mr. Levanduski’s employment and for a period of two years thereafter, he is precluded from competing with Hawk either as an employee or otherwise.

In connection with his employment agreement, Mr. Levanduski entered into a change in control agreement.  If Mr. Levanduski is entitled to severance benefits pursuant to the change in control agreement, he is not entitled to any severance benefits described in his employment agreement.

Change in Control Agreements

In August 2006, and amended in December 2008, Mr. DiSantis, Mr. Gilbride and Mr. Levanduski each entered into our executive officer change in control agreement which provides severance benefits if the executive officer’s employment is terminated following a change of control, as defined in the agreement.  These change in control agreements are meant to induce the continued employment of our executive officers and to enhance their loyalty and performance by providing them with compensation and benefits in the event a change in control of Hawk occurs.

These severance benefits will only be paid if the termination of employment occurs within three years following a change in control and the termination was a qualifying termination, as defined in each agreement.  If these conditions are met, each executive officer will be entitled to receive severance payments based on the prior two year average of each executive’s base salary and bonus paid multiplied by 2.99 and medical benefits for a period of three years.  In addition, vesting of the executive’s outstanding equity awards will be accelerated.  The agreement precludes the executive officer from competing with us, as an employee or otherwise, for a period of one year following the termination of employment, however caused.

Stock Ownership Guidelines

We have no formal guidelines on stock ownership by our executive officers.  However, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options or through direct market purchases to maintain or to establish a significant level of direct stock ownership.

Accounting and Tax Considerations

In designing our compensation program, we take into consideration the accounting and tax effect that each element will or may have on Hawk and our executive officers.

Section 162(m) of the code limits our federal income tax deduction for compensation expense in excess of $1 million paid to certain executive officers.  However, “qualified performance-based compensation” may be excluded from the limit because of the performance-based annual incentive plan approved by our stockholders at the 2008 annual meeting.  The committee attempts, to the extent practicable, to structure a significant portion of our executive officers’ compensation as “performance-based.”

Section 409A of the code relates to accounting treatment for deferred compensation.  We have reviewed and revised all of our plans and agreements that provide for deferred compensation for compliance with Section 409A.

Effective January 1, 2006, in accordance with SFAS No. 123(R), “Share-Based Payment” (FAS 123(R)), we began to record compensation expense under the “fair-value-based” method of accounting for stock options granted to employees and directors. We adopted FAS 123(R) using the “modified prospective application.” The modified prospective transition method requires that compensation cost be recognized in the financial statements for all awards granted after the date of adoption as well as for existing awards for which the requisite service has not been rendered as of the date of adoption.

SUMMARY COMPENSATION

The following summary compensation table summarizes the compensation paid by us to our chief executive officer, chief financial officer and our most highly compensated executive officers.  The table includes some types of compensation, such as unvested option awards, that are contingent in nature and the amount listed for such types of compensation are based solely on estimates and/or valuation under accounting rules, as further explained in the footnotes following the table. Accordingly, the executives officers listed in the table may never receive the value of certain items included under the total column, or the amounts received may differ significantly from the amount listed in the table.  Therefore, the summary compensation table should be read in conjunction with the other tables below and compensation discussion and analysis preceding the tables.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Ronald E. Weinberg, Chairman of the Board and Chief Executive Officer	2008	734,470	750,000	—	926,000	—	288,873	2,699,342
	2007	646,933	50,000	—	875,000	—	368,176	1,940,109
	2006	561,190	—	—	450,000	—	180,390	1,191,580
B. Christopher DiSantis, President and Chief Operating Officer	2008	378,269	630,000	432,179	140,000	—	150,583	1,731,031
	2007	322,475	70,000	286,661	250,000	1,391	109,570	1,040,097
	2006	262,999	70,000	54,019	125,000	—	40,888	552,906
Joseph J. Levanduski, Vice President — Chief Financial Officer and Director of Corporate Development	2008	324,231	80,000	139,715	120,000	—	189,508	853,454
	2007	287,751	70,000	14,363	120,000	157	116,849	609,120
	2006	252,873	—	22,094	60,000	—	70,708	405,675
Thomas A. Gilbride, Vice President —Finance and Treasurer	2008	223,077	44,750	92,214	75,250	—	184,627	619,918
	2007	183,646	15,000	24,318	75,000	—	110,087	417,135
	2006	181,425	—	17,493	65,000	—	69,990	333,908

______________

(1) Amounts represent the FAS 123(R) compensation expense recognized on outstanding stock option awards.  The compensation expense is spread over the vesting period on outstanding stock option awards made during 2008, 2007 and 2006.  The grant date fair value of stock option awards granted during 2008 is reported in the Grants of Plan-Based Awards table.  We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards.  The assumptions used in the model were (1) expected life of 5.5 years for 2008 and 2007 and 5.7 years for 2006 for each option, (2) dividend yield of 0.0%, (3) expected stock price volatility of 86.2% for 2008, 87.2% for 2007 and 89.2% for 2006, and (4) a risk-free rate of return of 3.2% in 2008 and 5.0% in 2007 and 2006.

(2) With respect to pension benefits, amounts were negative in 2006 due to the freeze of the Friction Products Co. Pension Plan, effective May 31, 2006, as follows: Mr. Weinberg – ($4,771); Mr. DiSantis – ($156,068); Mr. Levanduski – ($114,800) and Mr. Gilbride – ($74,150).  In addition, because of the freeze of the pension benefit plan, values did not change in 2007 and 2008.  The 2007 amounts only reflect earnings with respect to nonqualified deferred compensation plan earnings, which plan was established in June 2007.  There were no earnings with respect to the nonqualified deferred compensation plan in 2008.

(3) The following all other compensation table details all other compensation shown in the summary compensation table for our most highly compensated officers.  In addition to the information in the table, all other compensation includes, for Mr. Weinberg, part-time administrative support for personal financial matters.

All Other Compensation

	Year	Discretion-ary Contribu-tion(1) ($)	Medical Expenses under Executive Insurance Plan ($)	Company Contribu-tions to 401(k) Plan(2) ($)	Insurance Policy Coverage Premiums (3) ($)	Organiza- tion Member-ship Dues ($)	Personal Use of Company Aircraft(4) ($)	Car Allowance and Related Services ($)	Payment of Taxes(5) ($)
Ronald E. Weinberg	2008	42,300	13,428	17,510	60,586	33,072	66,907	21,397	15,509
	2007	2,250	65,676	13,800	60,586	24,475	101,364	25,588	47,864
	2006	2,200	11,240	9,225	58,586	44,823	29,559	23,054	—
B. Christopher DiSantis	2008	102,300	10,074	17,510	—	—	—	10,386	10,313
	2007	82,250	2,649	13,800	—	—	—	8,409	2,462
	2006	24,200	4,681	5,523	—	—	—	6,484	—
Joseph J. Levanduski	2008	122,300	18,947	17,510	—	2,886	—	8,919	18,947
	2007	62,250	17,581	13,800	—	2,766	—	8,442	12,010
	2006	24,200	27,172	8,937	—	2,689	—	7,710	—
Thomas A. Gilbride	2008	122,300	15,956	16,596	10,071	716	—	3,033	15,956
	2007	62,250	11,423	13,800	10,071	643	—	2,816	9,084
	2006	21,824	29,733	7,365	8,166	505	—	2,397	—

______________

 (1) Includes (1) a nonqualified plan contribution in 2008 of $40,000 for Mr. Weinberg, $100,000 for Mr. DiSantis and $120,000 for each of Mr. Levanduski and Mr. Gilbride, in 2007 of $80,000 for Mr. DiSantis and $60,000 for each of Mr. Levanduski and Mr. Gilbride, and in 2006 of $22,000 for each of Mr. DiSantis and Mr. Levanduski and $20,000 for Mr. Gilbride; and (2) a pension transition contribution as a result of the freeze of the pension plan of $2,300 in 2008 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride, $2,250 in 2007 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride, and in 2006 of $2,200 for each of Mr. Weinberg, Mr. DiSantis and Mr. Levanduski and $1,824 for Mr. Gilbride.

(2) Includes (1) a discretionary contribution in 2008 of $7,160 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride, in 2007 of $7,050 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride and in 2006 of $5,187 for each of Mr. Weinberg, Mr. DiSantis and Mr. Levanduski and $4,059 for Mr. Gilbride; and (2) employee matching contribution in 2008 of $10,350 for Mr. Weinberg, Mr. DiSantis and Mr. Levanduski and $9,436 for Mr. Gilbride, in 2007 of $6,750 for each of Mr. Weinberg, Mr. DiSantis, Mr. Levanduski and Mr. Gilbride and in 2006 of $4,038 for Mr. Weinberg, $336 for Mr. DiSantis, $3,750 for Mr. Levanduski and $3,306 for Mr. Gilbride.

(3) Represents the premiums that were paid by us for certain life and disability insurance coverage, which premiums will be recovered by us in the future when the insurance policies mature.  With respect to Mr. Weinberg, it includes $58,586 in annual premium for the split dollar life insurance agreement as described on page 30.

(4) The calculation on personal use of company leased aircraft is based on the variable operating cost to us, which is calculated by multiplying the aircraft’s hourly variable operating costs by a trip’s flight time, plus federal excise taxes and passenger segment fees (based on the number of passengers on the flight) for each personal flight.  Fixed costs that do not vary based upon usage are not included in the calculation of the variable operating costs as these costs do not vary based on usage.  On certain occasions a spouse or other family member may accompany one of our executives on a flight.  No additional variable operating cost is incurred in such situations under the above calculation as these costs would not be incremental.  Our aircraft usage policy encourages the use of company leased aircraft for the travel needs of Mr. Weinberg, including personal travel, in order to minimize and more efficiently utilize his travel time, protect the confidentiality of his travel and our business and to enhance his personal security.

(5) Represents taxes payable by the executive officer and reimbursed by us for medical expenses under our executive insurance plan and car allowance and related services.

Grants of Plan-Based Awards in 2008

The following table summarizes information with respect to grants of non-equity and equity plan-based awards to our most highly compensated executive officers in 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Equity Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Shares Underlying Options	Exercise or Base Price of Option Awards(1) ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Ronald E. Weinberg		—	926,000(3)(4)	—
B. Christopher DiSantis	10/14/08	—	—	—	20,000	15.30	217,112
	6/19/08	—	—	—	30,000	18.29	371,421
	2/21/08	—	—	—	20,000	18.13	290,302
		—	140,000(3)(5)	—
Joseph J. Levanduski	6/19/08	—	—	—	25,000	18.29	309,518
	2/21/08	—	—	—	10,000	18.13	145,151
		—	120,000(3)(5)	—
Thomas A. Gilbride	10/14/08	—	—	—	10,000	15.30	108,556
	6/19/08	—	—	—	20,000	18.29	247,614
		—	75,250(3)(5)	—

______________

(1) The exercise price is equal to the closing price of our Class A common stock on the date of the grant.  For additional information concerning stock option awards, see pages 26 through 27.

(2) The fair value of stock options and restricted stock awards is based on the FAS 123(R) compensation expense recognized as of the date of grant.  We use the Black-Scholes option pricing model to estimate compensation cost for stock option awards.  The assumptions used in this model were (1) an expected life of 5.9 years for 10/14/08 options, 5.0 years for 6/19/08 options and 5.7 years for 2/21/08 options, (2) dividend yield of 0.0%, (3) expected stock price volatility of 82.2% for 10/14/08 options, 83.0% for 6/19/08 options and 103.6% for 2/21/08 options, and (4) a risk-free rate of return of 3.0% for 10/14/08 options, 3.5% for 6/19/08 options and 2.8% for 2/21 options (based on the yield for U.S. Treasury instruments of comparable duration as the expected life of the options).

(3) Because these are annual cash awards, no grant date is shown.  Actual payouts are shown in the non-equity incentive plan compensation column of the summary compensation table and are specifically identified in the table.

(4) Indicates the target award value for Mr. Weinberg pursuant to the terms of his employment agreement.  For additional information concerning the material terms of Mr. Weinberg’s employment agreement, see pages 29 through 30.

(5) Indicates the annual incentive award opportunity in our annual incentive compensation plan based on a percentage of prior year ending salary. We have shown the target annual incentive award for 2008 for each named executive officer in the determination of the actual 2008 incentive award.  For additional information concerning the annual incentive compensation plan, see pages 24 through 26.

Option Exercises and Stock Vested

The following table summarizes information with respect to options exercised by Mr. DiSantis in 2008.  None of our other most highly compensated executive officers exercised options in 2008 and our executive officers did not hold any stock awards as of December 31, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise* ($)
B. Christopher DiSantis	4,000	49,800

______________

*Shares acquired on exercise were not sold by Mr. DiSantis.  Amount represents the value that would have been received by Mr. DiSantis upon sale of the shares acquired upon exercise and is based on the difference between the current market price at the time of exercise and the exercise price of the options.

Outstanding Equity Awards at December 31, 2008

The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of December 31, 2008.

	Option Awards
Name	Number of Underlying Unexercised Options Exercisable	Number of Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date*
RonaldE. Weinberg	10,000	—	6.75	9/24/2009
	135,967	—	3.74	10/05/2011

B.ChristopherDiSantis	20,000	6,000	5.05	1/30/2014
	8,000	2,000	6.75	8/20/2014
	20,000	30,000	12.40	11/03/2016
	6,000	24,000	11.80	5/17/2017
	—	20,000	18.13	2/21/2018
	—	30,000	18.29	6/19/2018
	—	20,000	15.30	10/14/2018
Joseph J. Levanduski	19,118	—	3.40	10/05/2011
	44,000	6,000	5.05	1/30/2014
	8,000	2,000	6.75	8/20/2014
	—	10,000	18.13	2/22/2018
	—	25,000	18.29	6/19/2018
Thomas A. Gilbride	3,824	—	3.40	10/05/2011
	12,000	4,000	6.75	8/20/2014
	1,000	4,000	11.80	5/17/2017
	—	20,000	18.29	6/19/2018
	—	10,000	15.30	10/14/2018

______________

*The table below details the vesting schedule for the stock option grants based on the termination date of the relevant grant.

Option Expiration Date	Option Vesting Dates
9/24/2009	20% on 9/24/2000, 20% on 9/24/2001, 20% on 9/24/2002, 20% on 9/24/2003 and 20% on 9/24/2004
2/01/2010	20% on 2/01/2001, 20% on 2/01/2002, 20% on 2/01/2003, 20% on 2/01/2004 and 20% on 2/01/2005
10/05/2011	50% on 10/05/2002 and 50% on 10/05/2003
1/30/2014

20% on 1/30/2005, 20% on 1/30/2006, 20% on 1/30/2007, 20% on 1/30/2008 and 20% on 1/30/2009, except in the case of Mr. Levanduski who has 30,000 options with an expiration date of 1/30/2014 that vest in accordance with the foregoing schedule and 20,000 options that were fully vested as of December 31, 2006

8/20/2014	20% on 8/20/2005, 20% on 8/20/2006, 20% on 8/20/2007, 20% on 8/20/2008 and 20% on 8/20/2009
11/03/2016	20% on 11/03/2007, 20% on 11/03/2008, 20% on 11/03/2009, 20% on 11/03/2010 and 20% on 11/03/2011
5/17/2017	20% on 5/17/2008, 20% on 5/17/2009, 20% on 5/17/2010, 20% on 5/17/2011 and 20% on 5/17/2012
2/21/2018	20% on 2/21/2009, 20% on 2/21/2010, 20% on 2/21/2011, 20% on 2/21/2012 and 20% on 2/21/2013
6/19/2018	20% on 6/19/2009, 20% on 6/19/2010, 20% on 6/19/2011, 20% on 6/19/2012 and 20% on 6/19/2013
10/14/2018	20% on 10/14/2009, 20% on 10/14/2010, 20% on 10/14/2011, 20% on 10/14/2012 and 20% on 10/14/2013

Pension Benefits

The following table shows the present value of accumulated pension benefits payable to each of our most highly compensated executive officers, including the number of years of service credited to each officer.  The number of years of service has been frozen for each executive officer effective May 31, 2006 pursuant to the freeze of the pension plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit* ($)	Payments Made During 2008 ($)
Ronald E. Weinberg	Friction Products Co. Employees Pension Plan	17.2	911,339	90,478
B. Christopher DiSantis	Friction Products Co. Employees Pension Plan	5.4	40,303	—
Joseph J. Levanduski	Friction Products Co. Employees Pension Plan	10.8	162,005	—
Thomas A. Gilbride	Friction Products Co. Employees Pension Plan	17.2	467,533	—

______________

*For details regarding the assumptions, please refer to Note “11 – Employee Benefits” in the Consolidated Financial Statements of Form 10-K of Hawk filed with the SEC on March 10, 2009.  For additional information on our pension plan, see pages 28 through 29.

Nonqualified Deferred Compensation

Our nonqualified deferred compensation plan was effective on June 1, 2007.  For additional information on our deferred compensation plan, see pages 27 through 28.  The following table sets forth information regarding 2008 contributions to each of our most highly compensated executive officers.

Name	Executive Contributions ($)	2008 Company Contributions(1) ($)	Aggregate Earnings in 2008(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2008(3) ($)
Ronald E. Weinberg	287,811	40,000	(52,896)	—	252,586
B. Christopher DiSantis	194,740	100,000	(78,232)	—	247,101
Joseph J. Levanduski	18,000	120,000	(23,759)	—	76,385
Thomas A. Gilbride	34,373	120,000	(17,734)	—	99,516

______________

(1) Amounts are included in the summary compensation table in the column labeled all other compensation.  2008 contributions by Hawk were not credited to participant accounts until 2009.

(2) Earnings reflect any increase or decrease in the account balance between the beginning of the year and the end of the year, less any executive or company contributions and any amounts withdrawn or distributed.

(3) 2008 company contributions were not credited to participant accounts until 2009 and therefore are not included in this column.

Severance Compensation

We do not have a general severance policy applicable to all employees.  Accordingly, we have entered into certain agreements that require us to make payments and provide benefits to our most highly compensated executive officers in the event of a termination of their employment, including in connection with a change in control.  For purposes of the description of the potential payments and benefits set forth below, we have assumed that the triggering event with respect to a termination or change in control occurred as of December 31, 2008, the last business day of our last fiscal year, and that the per share price of our Class A common stock was $16.60, the closing price on that date.  The actual amounts of any payments and the value of any benefits can only be determined at the time of change in control or termination of one of our most highly compensated executive officers.  For additional information regarding the agreements with our executive officers, see pages 29 through 32.

	Triggering Event
Estimated Potential Payment	Termination other than for Misconduct Pursuant to Employment Agreement ($)	Termination after a “Change in Control” Pursuant to Change in Control Agreement* ($)	Death Pursuant to Employment Agreement ($)	Disability Pursuant to Employment Agreement ($)
Ronald E. Weinberg
Compensation Payments	2,623,973	—	926,000	9,797,914
Benefit Payments	25,614	—	143,776	—
B. Christopher DiSantis
Compensation Payments	770,000	1,640,725	385,000	385,000
Benefit Payments	19,723	30,632	9,528	—
Accelerated vesting of option awards	1,892,400	1,892,400	—	—
Joseph J. Levanduski
Compensation Payments	660,000	1,282,337	330,000	330,000
Benefit Payments	19,723	30,632	9,528	—
Accelerated vesting of option awards	713,800	713,800	—	—
Thomas A. Gilbride
Compensation Payments	—	849,130	834,061	—
Benefit Payments	—	13,190	—	—
Accelerated vesting of option awards	—	630,800	—	—

______________

*“Change in Control” means any acquiring person, alone or together with its affiliates and associates, has acquired or obtained the right to acquire the beneficial ownership of fifty percent (50%) or more of our shares of Class A common stock then outstanding.

Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate.  The value of those benefits as of December 31, 2008 are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”  There are no special or enhanced benefits under those plans for our most highly compensated executive officers.

Mr. Weinberg and Mr. Gilbride have death benefit coverage under split-dollar life insurance policies.  Death benefits are payable upon the death of Mr. Weinberg and Mr. Gilbride.  At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Weinberg’s and Mr. Gilbride’s designated beneficiaries.  As of December 31, 2008, the amount of the death benefit payable to Mr. Weinberg’s and Mr. Gilbride’s beneficiaries was $4,073,059 and $834,061, respectively.

COMPENSATION COMMITTEE REPORT

The compensation committee, composed of Mr. Berlin and Mr. Bishop, met five times and acted by written consent three times in 2008. The board of directors determined that Mr. Berlin and Mr. Bishop are independent as required by applicable law and regulations and the listing standards of NYSE Amex.

The compensation committee determines the compensation of Mr. Weinberg and reviews recommendations from Mr. Weinberg regarding the compensation for all of our other executive officers.  Our compensation committee has a written charter that is available on our website at www.hawkcorp.com.  The compensation committee also administers our annual incentive plan, 1997 Stock Option Plan, Amended and Restated 2000 Long Term Incentive Plan and nonqualified deferred compensation plan.  The compensation committee has reviewed and discussed Compensation Discussion and Analysis for the year ended December 31, 2008 with our management and, based on this review, has recommended to the board that this Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report was submitted by the compensation committee and shall be deemed to be “furnished” rather than “filed” with the SEC and, therefore, not subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

COMPENSATION COMMITTEE

ANDREW T. BERLIN

PAUL R. BISHOP

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Mr. Berlin and Mr. Bishop currently serve on the compensation committee.  Neither Mr. Berlin nor Mr. Bishop is or has been an officer or employee of Hawk.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 23, 2009, information regarding the beneficial ownership of our Class A common stock and Series D preferred stock, by:

•

each stockholder known by us to be the beneficial owner of more than 5% of such stock,

•

each director,

•

each executive officer in our summary compensation table, and

•

all our directors and executive officers as a group.

This table does not include shares of Class A common stock issuable under the Amended and Restated 2000 Long Term Incentive Plan, options held by directors and executive officers that are outstanding, but not presently exercisable, or options held by persons other than directors and executive officers in an amount totaling 812,339 shares.

	Beneficial Ownership(1)
	Class A Common			Series D Preferred
Names and Address(2)	Shares	Right to Acquire(3)	Percentage	Shares	Percentage
RonaldE. Weinberg(4)(5)	1,273,998	135,967	16.1%	689	45%
NormanC. Harbert(4)(6)	1,122,312	107,192	14.1%	689	45%
ByronS. Krantz(4)(7)	273,972	18,968	3.4%	152	10%
Mario J. Gabelli(8) One Corporate Center Rye, New York 10580	1,130,070	—	13.1%	—	—
Wellington Management Company LLP(9) 75 State Street Boston, Massachusetts 02109	485,824	—	5.6%	—	—
Joseph J. Levanduski	40,000	79,117	1.4%	—	—
B.ChristopherDiSantis	13,200	70,000	1.0%	—	—
Thomas A. Gilbride(10)	40,154	17,824	*	—	—
Dan T. Moore, III	37,177	18,968	*	—	—
Paul R. Bishop	29,571	8,968	*	—	—
Andrew T. Berlin	10,143	—	*	—	—
JackF. Kemp(11)	10,000	—	*	—	—
RichardT. Marabito	2,928	—	*	—	—
All directors and executive officers as a group (11 individuals)	2,853,455	457,004	36.5%	1,530	100%

______________

*Less than 1%

(1) Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of capital stock owned.

(2) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Hawk Corporation, 200 Public Square, Suite 1500, Cleveland, Ohio 44114.

(3) Shares of Class A common stock the directors and executive officers have the right to acquire through stock options that are or will become exercisable within 60 days.

(4) Each of these stockholders is a party to an agreement governing the voting and disposition of all shares of voting stock of which such stockholders are the legal or beneficial owners.  Each such stockholder disclaims beneficial ownership of the shares of voting stock owned by the other such stockholders.  See “Stockholders’ Agreement” below.

(5) Includes 1,083,153 shares of Class A common stock held by the Weinberg Family Limited Partnership, an Ohio limited partnership, of which Mr. Weinberg is the managing general partner.  Also includes 150 shares of Series D preferred stock held by the Weinberg Family Limited Partnership.  Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Weinberg is a trustee.

(6) Includes 35,000 shares of Class A common stock held by the Harbert Foundation, an Ohio nonprofit corporation of which Mr. Harbert is one of the trustees, 1,000,511 shares of Class A common stock held by the Harbert Family Limited Partnership, an Ohio limited partnership, of which Mr. Harbert is the managing general partner, and 2,887 shares held by Mr. Harbert’s 401(k) plan.  Also includes 150 shares of Series D preferred stock held by the Harbert Family Limited Partnership.  Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Harbert is a trustee.

(7) Includes 243,876 shares of Class A common stock held by the Krantz Family Limited Partnership, an Ohio limited partnership, of which Mr. Krantz is the managing general partner.  Also includes 33 shares of Series D preferred stock held by the Krantz Family Limited Partnership.  Does not include 60,000 shares of Class A common stock held by the Friction Products Co. Pension Plan, of which Mr. Krantz is a trustee.

(8) Based solely on information in the Schedule 13D filed with the SEC on March 19, 2009.  Includes 5,000 shares owned by Mr. Gabelli individually, 140,000 shares owned by Gabelli Funds, LLC, 875,270 shares owned by GAMCO Asset Management Inc., and 109,800 shares owned by Teton Advisors, Inc.  Each person or entity has sole voting and dispositive power over the shares owned by him or it and Mr. Gabelli shares voting and dispositive power over the shares owned by the other entities.

 (9) Based solely on information in the Schedule 13G filed with the SEC on February 17, 2009.  Includes 285,124 shares over which Wellington Management Company, LLP shares voting power and 485,824 shares over which Wellington Management Company, LLP shares dispositive power.

(10) Includes 330 shares under Hawk’s 401(k) plan.

(11) Shares held by the Jack F. Kemp Revocable Trust U/A dated June 22, 2000, Jack F. Kemp, Trustee.

Stockholders’ Agreement

Mr. Weinberg, Mr. Harbert and Mr. Krantz are parties to a stockholders’ voting agreement that provides to the extent any of them is the legal or beneficial owner of any of our voting stock, including any shares of Class A common stock or Series D preferred stock, they will vote those shares:

•

in favor of electing Mr. Weinberg, Mr. Harbert and Mr. Krantz (provided each desires to serve) or their respective designees to our board of directors,

•

in favor of electing such other directors to the board of directors as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct, and

•

with respect to matters submitted to a vote of our stockholders, as a majority of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective designees direct.

The Series D preferred stock is entitled to vote as a separate class on fundamental corporate transactions, including on any proposal submitted to our stockholders for approval that would: (1) amend, alter or repeal any of the provisions of our certificate of incorporation so as to adversely affect any right, preference, privilege or voting power of the Series D preferred stock including any proposal to change the method of electing the members of our board of directors;

(2) provide for our consolidation or merger with one or more other corporations or entities or the sale, lease, exchange, transfer or other disposition of all or substantially all of our assets or (3) create or authorize, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any security convertible into or evidencing the right to purchase any such shares.

If any of Mr. Weinberg, Mr. Harbert and Mr. Krantz or their respective affiliates sells more than 50% of the Class A common stock beneficially owned by such individual on May 12, 1998, the obligation of the other parties to continue to vote their shares of Class A common stock and Series D preferred stock for the selling stockholder or his designee as a director will terminate.  The agreement will terminate upon the first to occur of the mutual written agreement of the parties to terminate the agreement or the death of the last to die of Mr. Weinberg, Mr. Harbert or Mr. Krantz or their respective designees; provided that the provisions described in first two cases above will terminate sooner in the event that none of Mr. Weinberg, Mr. Harbert and Mr. Krantz (or any of their respective designees) remains on the board of directors.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2008, relating to equity compensation plans of Hawk pursuant to which grants of options, restricted stock, deferred compensation units or other rights to acquire shares of Class A common stock of Hawk may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	798,828	$8.50	509,483
Equity compensation plans not approved by security holders	0	—	0
Total	798,828	$8.50	509,483

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Carl J. Harbert, the son of Norman C. Harbert, one of our directors, is employed by one of our subsidiaries as our director of global marketing.  His compensation from Hawk last year totaled $176,133. Carl Harbert does not have an employment agreement with Hawk and is an “employee-at-will.”  We believe his compensation is comparable to compensation for positions in the industry with similar job responsibilities in companies of similar size.

Byron S. Krantz, a partner of Kohrman Jackson & Krantz P.L.L., our legal counsel, is one of our stockholders and directors and is also our secretary. Marc C. Krantz, a son of Byron Krantz and the managing partner of Kohrman Jackson & Krantz, is our assistant secretary and a stockholder.

We paid legal fees to Kohrman Jackson & Krantz in 2008 of $1,260,003 for services in connection with a variety of legal matters.

We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties.  Our board of directors requires that on-going and future transactions with related parties will be:

•

on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•

for bona fide business purposes, and

•

reviewed and approved by the audit committee or other independent committee of our board of directors.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder intending to present a proposal (for inclusion in our proxy statement or otherwise) for our 2010 annual meeting of stockholders must deliver a proposal, in accordance with the requirements of our bylaws, as amended, and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 30, 2009.  A stockholder’s notice to the secretary must set forth as to each matter the stockholder proposes to bring before the meeting:

•

a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•

the name and record address of the stockholder proposing such business,

•

the class and number of shares of our Class A common stock that are beneficially owned by the stockholder,

•

any material interest of the stockholder in such business,

•

a description of any agreement or understanding with any associated person with respect to such business,

•

whether the stockholder proposing such business and any associated person has engaged in any hedging or similar transaction that has the effect or intent of increasing or decreasing its economic risk or voting power with respect to our Class A common stock.

A stockholder desiring to nominate a director for election at our 2010 annual meeting must deliver a notice, in accordance with the requirements of our bylaws, to our secretary at our principal executive office no earlier than February 19, 2010 and no later than March 20, 2010.  Such notice must include as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•

the name, age, business address and residence address of the person,

•

the principal occupation or employment of the person,

•

the class and number of shares of our Class A common stock beneficially owned by the person,

•

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the stockholder giving the notice:

•

the name and record address of the stockholder,

•

the class and number of shares of our Class A common stock beneficially owned by the stockholder,

•

a description of any agreement or understanding with any associated person with respect to such business, and

•

whether the stockholder proposing such business and any associated person has engaged in any hedging or similar transaction that has the effect or intent of increasing or decreasing its economic risk or voting power with respect to our Class A common stock.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

You are urged to sign and return your proxy to make certain your shares will be voted at the annual meeting.  For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

BYRON S. KRANTZ

Secretary

ANNEX A

HAWK CORPORATION

ANNUAL INCENTIVE COMPENSATION PLAN

1.

Purpose

The Hawk Corporation Annual Incentive Compensation Plan (the “Plan”) is designed to attract, retain, and reward highly-qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

2.

Definitions

(a)

“Award” means an incentive award entitling an Executive Officer to receive performance-based incentive compensation based on reference to specified levels of, growth in, or ratios involving, one or more Performance Goals, or any other amounts determined by the Committee, pursuant to terms and conditions of the Plan.

(b)

“Board” means the Board of Directors of Hawk Corporation.

(c)

“Code” means the Internal Revenue Code of 1986, as amended.

(d)

“Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

(e)

“Company” means Hawk Corporation and any other corporation in which Hawk Corporation controls, directly or indirectly fifty percent (50%) or more of the combined voting power of all classes of voting securities.

(f)

“EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization (before consideration of the incentive awards paid under this Plan and under a similar plan for all salaried and eligible hourly employees) for each Plan Year.

(g)

“Executive Officer” means any officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(h)

“Participant” means an Executive Officer of the Company.

(i)

“Performance Goal” means the corporate performance goals considered by the Committee that may include the attainment of one or more of the following: EBITDA, earnings per share from continuing operations, internal growth, new business awards, new product development, economic value added, operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the short or long term success of the Company.

(j)

“Plan” means the Hawk Corporation Annual Incentive Compensation Plan.

(k)

“Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

(l)

“Section 409A” means Section 409A of the Code and the U.S. Treasury Regulations and other interpretive guidance issued thereunder.

3.

Eligibility

Only Executive Officers are eligible to participate in the Plan.

4.

Administration

The Committee shall administer the Plan.  The Committee will approve the Performance Goals, participation, target Awards, actual Awards, timing of payment and other action necessary to the administration of the Plan.  The Committee’s decisions shall be final, conclusive, and binding upon all persons.  The provisions of the Plan are intended to ensure that all Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) exception for performance-based compensation, and all Awards and the Plan shall be interpreted and operated consistent with that intention.  The Committee has the authority to interpret the Plan and the Awards, to proscribe, amend and rescind rules and regulation relating to the Plan and the Awards and to make all other determinations deemed necessary or advisable for the administration of the Plan and the Awards, including anything necessary to comply with the requirements of Section 162(m) of the Code.

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.  With limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations and to establish nonuniform and selective performance goals, performance criteria and the weightings thereof.

5.

Awards

The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

Establishment of Awards and Performance Goals.  Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the Participants for such Plan Year and set the Performance Goals and target Award (dollar amounts calculated by reference to such Performance Goals) for each Participant for such Plan Year.  No Participant will be assigned an Award greater than $4,000,000 for any Plan Year.  The method used to determine the Award shall be stated in terms of objective formulas that preclude discretion to increase the amount of the Award that would otherwise be due upon the attainment of the Performance Goals.  No provision in this Plan shall preclude the Committee from exercising negative discretion to reduce any Award hereunder.

A Participant’s Award opportunity in any Plan Year is the maximum amount that the Participant may receive under the Plan in that Plan Year.  Whether or not a Participant will receive all or any portion of his Award will be based on the achievement of Performance Goals established for that Participant for the Plan Year and on the achievement of any individual goals.

Award Determination.  At the end of the Plan Year, the Committee shall certify, in writing, prior to the payment of any Award, whether and to what extent the Performance Goals have been achieved for the Plan Year.  Notwithstanding the attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the individual goals of the Participant or such other factors as the Committee determines in its discretion.  The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

Payments under this Plan shall be made no later than March 15 of the calendar year following the end of the applicable calendar year in which the amounts are earned and accrued.  Payment of any Award under the Plan shall be made in cash.

The Committee shall have the right to allow Participants to elect to defer up to 100% of their Award pursuant to the Hawk Corporation Deferred Compensation Plan (effective June 1, 2007) (the “Deferred Compensation Plan”), subject to the terms and conditions as the Committee may determine and subject to all requirements under such Deferred Compensation Plan; provided, however, that the Participant’s election to defer such payment of Awards complies with this Section 5, including but not limited to the requirement that the election to defer such payment is made in accordance with Section 409A.

Whenever payments are to be made under the Plan, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

6.

Effective Date, Amendment and Termination

The effective date of the Plan is January 1, 2009.  The Committee may amend, modify, suspend, or terminate the Plan or the Awards for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law.  The Committee will seek stockholder approval of any amendment determined to require stockholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.  Notwithstanding the foregoing, no amendment or modification shall be made under this Section 6 which will result in an Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Participant.

7.

Death or Disability, Change in Control, Termination of Employment

A Participant shall have no right to any Award under this Plan until that Award is paid.  Unpaid Awards may also be canceled at the discretion of the Committee.

Unless otherwise provided in a Participant’s change in control agreement, termination agreement or employment agreement, a Participant must be employed by the Company on the date of payment of the Award in order to receive such Award; provided, however, in the case of death, disability (as determined in the sole discretion of the Committee) or change in control, unless otherwise provided in a Participant’s change in control agreement, termination agreement or employment agreement, such Participant’s Award will be equal to the product of (a) the Award applicable to such Participant for the Plan Year in which the Participant dies or becomes disabled, and (b) a fraction, the numerator of which is the number of days in such Plan Year through the date of death or disability, and denominator of which is 365.  Therefore, unless otherwise provided for herein or in a Participant’s change in control agreement, termination agreement or employment agreement (each as in effect prior to February 2008 and not extended or renewed), Participant’s termination of employment for any reason other than death, disability or a change in control will result in the forfeiture of any right to payment of an Award under the Plan.

8.

Nonassignability

No Award or other benefit under the Plan shall be assignable or transferable by the Participant during the Participant’s lifetime.

9.

No Right to Continued Employment

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

10.

Liability of the Company

Neither the Company, nor any affiliate of the Company, nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration and application of the Plan, shall have liability to any party for an action taken or not taken in good faith under the Plan.  Status as a Participant shall not be construed as a commitment that any Award will be made under the Plan to such Participant or to Participants generally.  Nothing contained in this Plan (or any documents relating to the Plan or to any incentive award under the Plan) shall confer upon any employee of the Company any right to continue in the employ or other service of the Company or its affiliates or constitute any contract or limit in any way the right of the Company or its affiliates to change such person’s compensation or other benefits.

11.

Federal Income Tax Consequences

All amounts paid pursuant to the Plan constitute taxable income to the Participant when received.  If a Participant elects to defer a portion of the award, such Participant may be entitled to defer the recognition of income.  Generally, and subject to Section 162(m), the Company will be entitled to a federal income tax deduction when amounts paid under the Plan are included in the Participant’s income.  Subject to stockholder approval of the Plan, the failure of any aspect of the Plan to satisfy Section 162(m) will not void any action taken by the Committee under the Plan.

12.

Unfunded Plan

This Plan shall be unfunded.  Neither the Plan nor any award under the Plan shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent any Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.

Governing Law

This Plan and any controversy arising out of or relating to this Plan shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to the matters within the scope thereof.  All other matters shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to any state’s conflict of law principles.  Any legal action related to this Plan shall be brought only in federal or state court located in Ohio.

14.

Stockholder Approval

Payment of any Awards under this Plan shall be contingent upon the approval of the Company’s stockholders at the annual meeting of stockholders held in 2009.  Unless and until such stockholder approval is obtained, no Award shall be paid pursuant to the Plan.  To the extent necessary for purposes of Section 162(m) of the Code, the Plan shall be resubmitted to stockholders for re-approval with respect to Awards payable for the tax year commencing on and after January 1, 2014.

If the Company’s stockholders do not approve the Plan, payments that would have been made pursuant to Awards that were made contingent upon such approval will not be made.  No provision of the Plan shall prevent the Committee from making any payments or granting any awards outside of the Plan whether or not such payments or awards qualify for tax deductibility under Section 162(m) of the Code.

15.

Section 409A

(a)

To the maximum extent permitted by applicable law, this Plan and each Award issued under this Plan shall be interpreted in accordance with Section 409A, and more specifically interpreted so that this Plan is determined to be a “short-term deferral” as defined in Section 409A and thus not subject to Section 409A and the amounts payable to a Participant under this Plan or under any Award shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(b)

Notwithstanding anything to the contrary in this Plan, to ensure compliance with Section 409A, the Company shall pay:  (i) any amount payable under Section 7 upon a “change in control” no later than March 15 of the calendar year following the calendar year in which the “change in control” occurred; (ii) subject to the terms of any applicable termination agreement (in existence as of February 21, 2008), any amount payable under Section 7 upon a Participant’s termination without cause or with good reason by the Company no later than March 15 of the calendar year following the calendar year in which the termination of the Participant’s employment occurred; (iii) any amount payable under Section 7 upon the death of a Participant no later than March 15 of the calendar year following the calendar year in which the Participant’s death occurred; and (iv) any amount payable under Section 7 upon the disability of a Participant no later than March 15 of the calendar year following the calendar year in which the Participant’s disability occurred.

(c)

If a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Company in accordance with Section 409A, as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Plan or any Award are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which the Participant is entitled under this Plan or any Award, exclusive of any amount that is permitted to be distributed under U.S. Treasury Regulations § 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 14(c) shall be paid or distributed (without interest) to the Participant in a lump sum on the earlier of (i) the date that is six (6) months following termination of the Participant’s employment, (ii) a date that is no later than thirty (30) days after the date of the Participant’s death or (iii) the earliest date as is permitted under Section 409A.  For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein.  Any remaining payments due under this Plan or any Award shall be paid as otherwise provided herein.

(d)

Notwithstanding anything to the contrary in this Plan or any Award, any election by a Participant to defer all or any portion of an Award under Section 5 shall be subject to all requirements under Section 409A and the Deferred Compensation Plan.

[FRONT]

PROXY

HAWK CORPORATION

PROXY

ANNUAL MEETING OF STOCKHOLDERS, May 19, 2009

200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114

9:00 a.m. local time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Byron S. Krantz and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of Hawk Corporation to be held on May 19, 2009, at 200 Public Square, Great Lakes Room, 3rd Floor, Cleveland, Ohio 44114, beginning at 9:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 17, 2009 Proxy Statement.  The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Hawk Corporation.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE  FOR ALL NOMINEES AND FOR ALL PROPOSALS

1.

Election of Andrew T. Berlin, Paul R. Bishop, Jack F. Kemp, Richard T. Marabito and Dan T. Moore, III as directors.

FOR ALL NOMINEES ☐ (unless struck out above)

WITHHOLD FROM ALL NOMINEES ☐

2.

Approval of the annual incentive plan as performance-based compensation.

FOR  ☐

AGAINST  ☐

ABSTAIN  ☐

(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE DATE, SIGN AND RETURN PROMPTLY.

[BACK]

(Signature should be exactly as name or names appear on this proxy.  If stock is held jointly each holder should sign.  If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:_________________________________, 2009

__________________________________________

Signature

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Signature if held jointly

I plan to attend the meeting:  Yes □

No □

This proxy will be voted FOR the nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.